THE MARCUS CORPORATION REPORTS THIRD QUARTER RESULTS

Strong quarter for Marcus Theatres® drives increased revenues and earnings; Marcus® Hotels & Resorts continues to improve

Milwaukee, Wis., Mar. 14, 2012….. The Marcus Corporation (NYSE: MCS) today reported results for the third quarter ended February 23, 2012. Marcus Theatres® benefited from a solid slate of popular films, and the results of Marcus® Hotels & Resorts continued to improve.

Third Quarter Fiscal 2012 Highlights

•	Total revenues for the third quarter of fiscal 2012 were $92,077,000, a 9.6% increase from revenues of $83,997,000 for the third quarter of fiscal 2011.
•	Operating income was $4,075,000 for the third quarter of fiscal 2012, a significant increase from operating income of $91,000 for the same period in the prior year.
•	Net earnings were $734,000, or $0.03 per diluted common share, for the third quarter of fiscal 2012, compared to a loss of $2,029,000, or $0.07 per diluted common share, for the third quarter of fiscal 2011.
•	Results for the third quarter of fiscal 2011 were unfavorably impacted by unusual items totaling approximately $1.8 million before tax, or $0.04 per diluted common share.

First Three Quarters Fiscal 2012 Highlights

•	Total revenues for the first three quarters of fiscal 2012 were $306,053,000, a 7.5% increase from revenues of $284,688,000 for the same period in fiscal 2011.
•	Operating income was $33,684,000 for the first three quarters of fiscal 2012, a 35.2% increase from operating income of $24,921,000 for the first three quarters of fiscal 2011.
•	Net earnings were $16,035,000, or $0.55 per diluted common share, for the first three quarters of fiscal 2012, a 59.2% increase from net earnings of $10,075,000, or $0.34 per diluted common share, for the same period in fiscal 2011.

-more-

“We continued our momentum in the third quarter, with improved revenues, operating income and net earnings. Marcus Theatres benefited from a steady stream of hit movies throughout the quarter. The results of Marcus Hotels & Resorts continued to improve, even though our third quarter is historically the weakest quarter for this division due to reduced travel during the winter season in our predominantly Midwestern locations,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Theatres®

“Marcus Theatres achieved an 11.7% increase in revenues and a 53.0% increase in operating income in the third quarter. The film slate during this year’s third quarter was much stronger than it was in the same quarter last year, driving increased revenues not only during the strong holiday season, but in January and February as well. In fact, we ended the quarter with nine consecutive weeks of increased box-office revenues,” said Marcus.

“The top performing pictures for the third quarter of fiscal 2012 were Sherlock Holmes: A Game of Shadows, Mission: Impossible – Ghost Protocol and Alvin and the Chipmunks: Chipwrecked. Our fiscal 2012 fourth quarter is also off to a good start with the strong openings of films such as Act of Valor and Dr. Seuss’ The Lorax (3D). Films with good box-office potential during the early spring season include 21 Jump Street, the first of the highly anticipated series The Hunger Games, Wrath of the Titans (3D) and the re-issue of Titanic in 3D,” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres.

“Our fourth quarter ends in May with several anticipated hits including The Avengers (3D), Dark Shadows, Battleship and Men in Black 3 (3D). Fiscal 2012 is a 53-week year for us and the additional week will include the traditionally strong Memorial Day weekend,” said Olson.

“Looking ahead to the early summer season, the film schedule has a number of potentially strong performers including Snow White and the Huntsman, Madagascar 3 (3D), Rock of Ages, Pixar’s Brave (3D), The Amazing Spider-Man (3D), Ice Age: Continental Drift and The Dark Knight Rises,” said Olson.

-more-

He added that during the fiscal 2012 third quarter Marcus Theatres acquired the former OMNIMAX Theatre in the Duluth Entertainment Convention Center in Duluth, Minn. adjacent to its 10-screen Duluth Cinema and will convert it to the division’s 14th 70-foot-wide UltraScreen® auditorium. “We also completed the previously-announced purchase of the Showtime Cinema, a 12-screen theatre in a southwestern Milwaukee suburb and opened our second full-service Zaffiro’s Pizzeria & Bar restaurant at the Parkwood Cinema in suburban St. Cloud, Minn. Our third full-service Zaffiro’s restaurant is under construction at the Ridge Cinema in New Berlin, Wis. and is expected to open in late May or early June,” said Olson.

Marcus® Hotels & Resorts

Marcus Hotels & Resorts continued its steady progress in the fiscal 2012 third quarter. Revenue per available room (RevPAR) increased 9.7% for the quarter, reflecting improvement in both occupancy and average daily rate.

“The third quarter RevPAR increase once again outperformed our peer group in the upper-upscale segment of the lodging industry and our average daily rate increased for the fifth consecutive quarter. Year-to-date, RevPAR was also up 9.7% and the average daily rate increased 5.4%. Occupancy is at historic highs and we continue to be encouraged by the positive trends in our average daily rate,” said Marcus.

Marcus added that the division is continuing to pursue hotel investment and management opportunities as well as maintaining the quality of its properties and guest service. “Our ability to provide an exceptional experience for our guests was recently highlighted by national recognition for several of our properties. The Pfister Hotel in Milwaukee was ranked among the Top 25 Luxury Hotels in the United States by TripAdvisor®, the Grand Geneva Resort & Spa in Lake Geneva, Wis. received AAA Four Diamond status for the 15th consecutive year, and the Skirvin Hilton in Kansas City, Mo. was included in the U.S. News & World Report list of Best Hotels in the USA,” he said.

Summary

“We are pleased with the improved year-to-date performance of Marcus Theatres and Marcus Hotels & Resorts. With a debt-to-total-capitalization ratio of under 40%, we are positioned to pursue potential growth opportunities in both of our businesses,” added Marcus.

-more-

Conference Call and Webcast

Marcus Corporation management will host a conference call today, March 14, 2012, at 10:30 a.m. Central/11:30 a.m. Eastern time to discuss the third quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-597-5329 and entering the passcode 49557389. Listeners should dial in to the call at least 5 - 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Wednesday, March 21, 2012, by dialing 1-888-286-8010 and entering the passcode 64160999. The Webcast of the conference call will be archived on the company’s Web site until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 694 screens at 56 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns or manages 18 hotels, resorts and other properties in nine states. For more information, please visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

-more-

THE MARCUS CORPORATION
Consolidated Statements of Earnings
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	February 23,	February 24,	February 23,	February 24,
	2012	2011	2012	2011

Revenues:
Theatre admissions	$35,003	$32,014	$104,516	$101,058
Rooms	15,918	14,593	70,237	64,227
Theatre concessions	18,524	15,800	54,636	48,035
Food and beverage	11,569	11,073	40,915	37,706
Other revenues	11,063	10,517	35,749	33,662
Total revenues	92,077	83,997	306,053	284,688

Costs and expenses:
Theatre operations	29,037	28,288	87,676	86,779
Rooms	8,011	7,531	26,416	24,798
Theatre concessions	4,565	3,744	13,654	11,898
Food and beverage	9,832	9,391	30,620	28,616
Advertising and marketing	5,068	4,788	16,715	15,745
Administrative	10,530	9,576	32,086	29,193
Depreciation and amortization	8,279	8,489	26,109	25,146
Rent	2,051	2,102	6,182	6,252
Property taxes	3,003	2,990	9,759	9,977
Other operating expenses	7,626	7,007	23,152	21,363
Total costs and expenses	88,002	83,906	272,369	259,767

Operating income	4,075	91	33,684	24,921

Other income (expense):
Investment income (loss)	88	(643)	257	(533)
Interest expense	(2,323)	(2,583)	(6,974)	(7,822)
Loss on disposition of property, equipment and other assets	(741)	(984)	(920)	(986)
Equity earnings (losses) from unconsolidated joint ventures, net	(173)	761	(210)	675
	(3,149)	(3,449)	(7,847)	(8,666)

Earnings (loss) before income taxes	926	(3,358)	25,837	16,255
Income taxes	192	(1,329)	9,802	6,180
Net earnings (loss)	$734	$(2,029)	$16,035	$10,075

Net earnings (loss) per common share - diluted	$0.03	$(0.07)	$0.55	$0.34

Weighted-average shares outstanding - diluted	29,209	29,606	29,362	29,604

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	February 23,	May 26,
	2012	2011

Assets:

Cash and cash equivalents	$13,733	$8,890
Accounts and notes receivable	7,185	8,083
Refundable income taxes	386	2,629
Deferred income taxes	2,574	2,512
Other current assets	5,728	10,043
Property and equipment, net	617,427	577,697
Other assets	84,551	84,592

Total Assets	$731,584	$694,446

Liabilities and Shareholders' Equity:
Accounts and notes payable	$17,948	$20,942
Taxes other than income taxes	12,221	12,240
Other current liabilities	35,698	32,242
Current portion of capital lease obligation	4,177	-
Current maturities of long-term debt	29,906	17,770
Capital lease obligation	32,611	-
Long-term debt	176,329	197,232
Deferred income taxes	44,562	44,125
Deferred compensation and other	32,425	30,415
Shareholders' equity	345,707	339,480

Total Liabilities and Shareholders' Equity	$731,584	$694,446

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended February 23, 2012
Revenues	$56,193	$35,665	$219	$92,077
Operating income (loss)	11,915	(4,390)	(3,450)	4,075
Depreciation and amortization	4,178	3,983	118	8,279

13 Weeks Ended February 24, 2011
Revenues	$50,304	$33,460	$233	$83,997
Operating income (loss)	7,789	(5,199)	(2,499)	91
Depreciation and amortization	4,363	3,992	134	8,489

39 Weeks Ended February 23, 2012
Revenues	$167,147	$138,343	$563	$306,053
Operating income (loss)	33,440	9,979	(9,735)	33,684
Depreciation and amortization	13,920	11,816	373	26,109

39 Weeks Ended February 24, 2011
Revenues	$156,902	$127,116	$670	$284,688
Operating income (loss)	27,389	5,433	(7,901)	24,921
Depreciation and amortization	12,823	11,919	404	25,146

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

#    #    #